EXHIBIT 23.2

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CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Grand Premier Financial, Inc.:

We consent to incorporation by reference in the registration statement on Form S-4 of Grand Premier Financial, Inc., of our reported dated January 22, 1999, except for Note 18 which is as of February 18, 1999 relating to the consolidated balance sheets of Grand Premier Financial, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of earnings, cash flows, and changes in stockholders' equity for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Grand Premier Financial, Inc.

/s/ KPMG LLP

Chicago, Illinois
January 10, 2000